Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-159303

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.150% Notes due 2019	$500,000,000	99.652%	$498,260,000	$27,802.91

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated May 18, 2009)

$500,000,000

4.150% Senior Notes due 2019

The notes will mature on November 15, 2019. Interest on the notes is payable semi-annually on May 15 and November 15 of each year, beginning May 15, 2010. We may redeem some or all of the notes at any time and from time to time at the “make whole” redemption price described under the heading “Description of the Notes—Optional Redemption.” If we experience a “change of control” repurchase event, unless we have exercised our right to redeem the notes, we will be required to offer to purchase the notes from holders.

The notes will be our senior unsecured obligations, and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price(1)	99.652%	$498,260,000
Discounts and commissions	0.450%	$2,250,000

Proceeds, before expenses, to us	99.202%	$496,010,000

(1)	Interest on the notes will accrue from November 19, 2009 to the date of delivery.

We expect to deliver the notes to investors in registered book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream and the Euroclear System, on or about November 19, 2009.

Joint Book-Running Managers

BofA Merrill Lynch	SunTrust Robinson Humphrey

BNP PARIBAS

Scotia Capital

BBVA Securities	Goldman, Sachs & Co.	Lloyds TSB Corporate Markets

Morgan Stanley	SOCIETE GENERALE	Wells Fargo Securities

Blaylock Robert Van, LLC	The Williams Capital Group, L.P.

November 16, 2009

No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been any change in the affairs of Kellogg since the date of this prospectus supplement or that the information contained herein or therein is correct as of any time subsequent to its date.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by reference to, the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the accompanying prospectus in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Unless otherwise specified or indicated by the context, “Kellogg,” “we,” “us” and “our” refer to Kellogg Company and its divisions and subsidiaries.

Kellogg Company

Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit flavored snacks, frozen waffles and veggie foods. Our products are manufactured and marketed globally. Our products are manufactured primarily in company-owned facilities and are principally sold to the grocery trade through direct sales forces or food brokers for resale to consumers.

Our brands are well recognized around the world. We market our products under well-known registered trademarks, including Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Murray, Austin, Morningstar Farms, Famous Amos and Kashi. Our registered trademarks also include the brand names of many popular ready-to-eat cereals and convenience foods, including Special K, All-Bran, Apple Jacks, Kellogg’s Corn Flakes, Kellogg’s Frosted Flakes, Froot Loops, Rice Krispies Treats, and Fudge Shoppe, as well as animated cartoon characters, such as Tony the Tiger, Snap!Crackle!Pop!, Dig ‘Em, Toucan Sam and Ernie Keebler.

Kellogg Company was incorporated in Delaware in 1922. Our principal executive offices are located at One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599 and our telephone number is (269) 961-2000.

Tender Offer for 6.60% notes due 2011

On October 28, 2009, we commenced an offer to purchase for cash (the “tender offer”) up to $500 million aggregate principal amount of our 6.60% notes due 2011 (the “2011 Notes”). As of such date, $1,428,000,000 aggregate principal amount of the 2011 Notes were outstanding. The total consideration payable for the 2011 Notes tendered and accepted by us for purchase in the tender offer will be at a price per $1,000 principal amount that results, on the date of purchase, in a yield to the maturity date of the 2011 Notes equal to the sum of (i) the yield to maturity of a U.S. Treasury reference security for the 2011 Notes, plus (ii) a spread specified by the holders that is not less than the minimum spread (50 basis points) or greater than the maximum spread (80 basis points), as determined by the modified “Dutch Auction” procedure applicable to the tender offer, minus accrued and unpaid interest thereon to, but not including, the date of purchase. Holders of 2011 Notes that are validly tendered after November 18, 2009, the “early tender date,” and on or before 5:00 p.m., New York City time, on December 3, 2009, the “expiration date,” and accepted for purchase will receive the total consideration minus $40 per $1,000 principal amount of 2011 Notes tendered and accepted. The expiration date may be extended by Kellogg.

The tender offer is being made solely by, and on the terms and subject to the conditions set forth in, the offer to purchase, dated October 28, 2009, and the related letter of transmittal. The tender offer is conditioned on the receipt of net proceeds from the offering of the notes hereby, equal to at least $500 million, as well as certain other conditions. The tender offer is not conditioned on a minimum amount of 2011 Notes being tendered. Kellogg reserves the right to waive all unsatisfied conditions. Kellogg may amend, extend or terminate the tender offer at any time. We cannot assure you that the tender offer will be consummated in accordance with its terms, or at all, or of the principal amount of 2011 Notes we will purchase in the tender offer. This offering is not conditioned upon the successful consummation of the tender offer.

This prospectus supplement is neither an offer to purchase the 2011 Notes nor is it a solicitation for acceptance of the tender offer.

The Offering

Issuer	Kellogg Company.

Notes Offered	$500,000,000 aggregate principal amount of 4.150% senior notes due 2019.

Maturity	November 15, 2019.

Interest	4.150% per year. Interest on the notes will accrue from November 19, 2009 and will be payable on May 15 and November 15 of each year, beginning on May 15, 2010.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank on parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. As of October 3, 2009, our subsidiaries had $120 million of indebtedness (including outstanding letters of credit).

Optional Redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points.

We will also pay the accrued and unpaid interest on the notes to the redemption date.

Repurchase at Option of Holders Upon a Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in “Description of the Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event”), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest.

Covenants	Under the indenture, we have agreed to certain restrictions on our ability to incur debt secured by liens and to enter into certain transactions. See “Description of Debt Securities—Covenants—Limitation on Liens,” “—Sale and Leaseback,” and “—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.

Use of Proceeds

We expect the net proceeds from the sale of the notes to be approximately $495 million, after deduction of expenses and underwriting discounts and commissions. We intend to use all or a portion of the net proceeds from this offering, plus cash on hand and commercial paper, if necessary, to purchase for cash in the tender offer up to $500 million of the aggregate principal amount of our

2011 Notes tendered and accepted by us for purchase, including the payment of accrued interest. We intend to add any remaining net proceeds from the sale of the notes to our general corporate funds that may be used for, without limitation, the repayment of short-term borrowings or other debt or any other general corporate purpose. See “Use of Proceeds.”

Additional Notes	The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./ N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-5 and the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended January 3, 2009 before investing in the notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors

An investment in the notes involves risks. Before deciding whether to purchase the notes, you should consider the risks discussed below or elsewhere in this prospectus supplement or the accompanying prospectus, including those set forth under the heading “Forward-Looking Statements” on page 1 of the accompanying prospectus, and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended January 3, 2009 that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus supplement, the accompanying prospectus or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material adverse impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

We have a substantial amount of indebtedness, which could limit financing and other options and adversely affect our ability to make payments on the notes.

We have indebtedness that is substantial in relation to our shareholders’ equity. As of October 3, 2009, on a pro forma basis after giving effect to the issuance of the notes and the repurchase of $500 million in aggregate principal amount of our 2011 Notes in the tender offer, we had total debt of approximately $5.3 billion and equity of $2.0 billion.

Our substantial indebtedness could have important consequences, including:

•

impairing the ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; a downgrade in our credit ratings, particularly our short-term credit rating, would likely reduce the amount of commercial paper we could issue, increase our commercial paper borrowing costs, or both;

•	restricting our flexibility in responding to changing market conditions or making us more vulnerable in the event of a general downturn in economic conditions or our business;

•

requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our debt, reducing the funds available to us for other purposes such as expansion through acquisitions, marketing spending and expansion of our product offerings; and

•	causing us to be more leveraged than some of our competitors, which may place us at a competitive disadvantage.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our financial and operating performance, which in turn, is subject to prevailing economic conditions, the availability of, and interest rates on, short-term financing, and financial, business and other factors beyond our control.

The notes are effectively subordinated to any secured obligations we may have outstanding and to the obligations of our subsidiaries.

Although the notes are unsubordinated obligations, they are effectively subordinated to any secured obligations we may have, to the extent of the assets that serve as security for those obligations. As of October 3, 2009, we had no secured debt (other than $4 million of capital lease obligations). However, since the notes are obligations exclusively of Kellogg Company, and are not guaranteed by our subsidiaries, the notes are also effectively subordinated to all liabilities of our subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. Our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of October 3, 2009, our subsidiaries had $120 million of indebtedness (including outstanding letters of credit).

We may incur additional indebtedness.

The indenture governing the notes does not prohibit us from incurring additional indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes subject to the limitations described in the section entitled “Description of Debt Securities—Covenants—Limitations on Liens” in the accompanying prospectus. The indenture governing the notes also permits unlimited additional borrowings by our subsidiaries that are effectively senior to the notes. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness.

An active trading market may not develop for the notes.

The notes are a new issue of securities for which there is currently no trading market. Although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice. In addition, any market-making activity will be subject to the limits imposed by federal securities laws and may be limited during the offering of the notes.

If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

Our credit ratings may not reflect all risks of an investment in the notes.

The notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase fixed rate notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event.”

The change of control put right might not be enforceable.

In a recent decision, the Chancery Court of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds.

Use of Proceeds

We expect the net proceeds from the sale of the notes to be approximately $495 million, after deduction of expenses and underwriting discounts and commissions. We intend to use all or a portion of the net proceeds from this offering, plus cash on hand and commercial paper, if necessary, to purchase for cash up to $500 million of the aggregate principal amount of our 2011 Notes tendered and accepted by us for purchase, including the payment of accrued interest. We intend to add any remaining net proceeds from the sale of the notes to our general corporate funds that may be used for, without limitation, the repayment of short-term borrowings or other debt or any other general corporate purpose. See “Summary—Tender Offer for 6.60% notes due 2011.”

Affiliates of the underwriters may from time to time hold long or short positions in the 2011 Notes for their own accounts or for the accounts of customers, and as a result may elect to participate in the tender offer for their own accounts or for the accounts of customers and receive a portion of the proceeds from this offering.

Capitalization

The following table sets forth our short-term debt and long-term debt and equity as of October 3, 2009 and as adjusted to give effect to the sale of the notes offered hereby and the use of the net proceeds from the sale of the notes to repurchase up to $500 million of the aggregate principal amount of our 2011 Notes, as described in “Use of Proceeds.” The following information should be read in conjunction with our consolidated financial statements, including the notes thereto, which are incorporated by reference herein. Refer to “Where You Can Find More Information” in the accompanying prospectus.

	At October 3, 2009
	Actual	As Adjusted
	(Dollars in millions, except per share information)
Short-Term debt:
Notes payable	$475	$475
Current maturities of long-term debt	1	1

Total short-term debt	$476	$476

Long-Term debt:
6.60% Notes due 2011(1)	$1,427	$927
7.45% Debentures due 2031	1,089	1,089
5.125% Notes due 2012	750	750
4.25% Notes due 2013	749	749
4.45% Notes due 2016	748	748
Notes offered hereby	—	498
Other	60	60

Total long-term debt	$4,823	$4,821

Equity:
Common stock ($.25 par value per share)	$105	$105
Capital in excess of par value	454	454
Retained earnings	5,461	5,461
Treasury stock at cost	(1,927)	(1,927)
Accumulated other comprehensive income (loss)	(2,066)	(2,066)
Noncontrolling interests	3	3

Total equity	$2,030	$2,030

Total long-term debt and equity	$6,853	$6,851

(1)	Reflects an assumed purchase of $500 million aggregate principal amount of 2011 Notes in the tender offer. To the extent that less than $500 million is used to purchase the 2011 Notes in the tender offer, the amount in the table above in the “As Adjusted” column will differ. The foregoing amount of debt repurchased is an estimate only and will vary based on the results of the concurrent tender offer for such debt.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	Nine Months Ended October 3, 2009	Fiscal Year Ended
		January 3, 2009	December 29, 2007	December 30, 2006	December 31, 2005	January 1, 2005
Ratios of earnings to fixed charges	7.1x	5.5x	5.4x	5.2x	5.2x	5.0x

For the purposes of the ratio of earnings to fixed charges, earnings consist of earnings before income taxes, plus fixed charges, interest on uncertain tax positions and the amortization of capitalized interest less interest capitalized. Fixed charges consist of interest expense, which includes debt issuance costs, capitalized interest, and one-third of rental expense, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest, and excludes interest on uncertain tax positions.

Description of the Notes

As used in this section, “Kellogg,” “we,” “us” and “our” refer to Kellogg Company, the issuer of the notes.

The notes will be issued under the indenture, dated as of May 21, 2009, between Kellogg and The Bank of New York Mellon Trust Company, N.A., as trustee (the “indenture”).

The following description of the particular terms of the notes offered by this prospectus supplement augments, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus. The following discussion summarizes selected provisions of the indenture. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture. Whenever there is a reference to defined terms of the indenture, the defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference.

A copy of the indenture can be obtained by following the instructions under the heading “Where You Can Find More Information” in the accompanying prospectus. You should read the indenture for provisions that may be important to you but which are not included in this summary.

General Terms of the Notes

The notes will mature on November 15, 2019 at 100% of their principal amount. The notes will be our unsecured and unsubordinated obligations and will rank on parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. As of October 3, 2009, our subsidiaries had $120 million of indebtedness (including outstanding letters of credit).

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.

We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue securities having the same ranking and the same interest rate, maturity and other terms as the notes other than issue date, issue price and the payment of interest accruing prior to the issue date of the additional notes. Any additional securities having such similar terms, together with the notes, will constitute a single series of securities under the indenture.

The notes will bear interest at the rate of 4.150% per year from November 19, 2009, payable semiannually in arrears on May 15 and November 15 of each year, commencing May 15, 2010 to the persons in whose names the notes were registered at the close of business on the immediately preceding April 30 and October 31, respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

Any payment otherwise required to be made in respect of notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

The notes will be issued only in fully registered form without coupons in denominations of $2,000 or any whole multiple of $1,000. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. The notes will be available only in book-entry form. Refer to “Book-Entry Delivery and Form.”

We will initially appoint the trustee at its corporate trust office as a paying agent, transfer agent and registrar for the notes. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the notes and registration of transfers of the notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

Optional Redemption

The notes may be redeemed at our option, at any time in whole or from time to time in part. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus 15 basis points;

plus, in each case, accrued and unpaid interest on the notes to the redemption date. Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” means (A) Banc of America Securities LLC (or its affiliates which are Primary Treasury Dealers), and its successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the securities of any series are to be redeemed, the securities to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate. The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Repurchase at Option of Holders Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control

Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. An offer to repurchase the notes upon a Change of Control Repurchase Event may be made in advance of a Change of Control Repurchase Event, if a definitive agreement is in place for a Change of Control at the time of the making of a such an offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” occurs if both the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution;

(3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Book-Entry Delivery and Form

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of the Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./ NV, as operator of the Euroclear System (“Euroclear”) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Clearstream’s and Euroclear’s depositaries will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended and (5) a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the

Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture with respect to the notes, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. A further description of DTC’s procedures with respect to the global notes is set forth in the prospectus under “Description of Debt Securities—Global Securities”. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global Clearance and Settlement Procedures

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent notes settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent notes settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Modification of the Indenture

The indenture contains provisions permitting us and the trustee to execute supplemental indentures adding, changing or eliminating certain specified provisions to the indenture or any supplemental indenture with respect to the securities. However, no supplemental indenture may, among other things, (a) extend the final maturity of any security, or reduce the principal amount thereof or any premium thereon or reduce the rate or extend the time of payment of any interest thereon or reduce any amount payable upon any redemption thereof, without the consent of the holder of each security so affected, or (b) reduce the percentage of securities that is required to approve a supplemental indenture, without the consent of the holders of each security so affected.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

We maintain customary banking relationships with The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, and its affiliates.

Material U.S. Federal Income Tax Considerations

The following is a general discussion of certain United States federal tax consequences of the acquisition, ownership and disposition of the notes by initial holders of notes, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations thereunder and administrative rulings and court decisions, all as of the date hereof, and all of which are subject to change, possibly retroactively. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes (“Holders”) who purchase notes at their original issue price for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code. This discussion assumes that the notes are not issued with original issue discount as that term is defined in the Code and Treasury Regulations. This discussion does not consider any specific facts or circumstances that may apply to a particular Holder (including, for example, a financial institution, a broker-dealer, an insurance company, a tax-exempt organization, a partnership or other pass-through entity, an expatriate, a real estate investment trust, a regulated investment company, or a person that holds securities as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax or estate and gift tax consequences or any aspect of state, local or foreign taxation. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and we cannot assure you that the IRS will agree with such statements and conclusions.

For purposes of this discussion, a “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A Non-U.S. Holder is a Holder that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding the notes. A partner of a partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or Non-U.S. Holders depending on whether (i) the partner is a U.S. person and (ii) the partnership is engaged in a U.S. trade or business to which income or gain from the notes is effectively connected. If you are a partner of a partnership acquiring the notes, you should consult your tax advisor about the tax consequences of acquiring, holding and disposing of the notes.

To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this prospectus supplement and accompanying prospectus was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the Code. The tax advice contained in this prospectus supplement and accompanying prospectus was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by this prospectus supplement and the accompanying prospectus. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF THE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL, OR OTHER TAXING JURISDICTION.

U.S. Federal Income Taxation of U.S. Holders

Payments of interest

Interest on a note will be “qualified stated interest,” as that term is defined in the Code and the Treasury Regulations, and generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder’s method of accounting for tax purposes.

Disposition

In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the notes measured by the difference between (1) the amount of cash and fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (2) the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will equal the cost of the notes to the U.S. Holder, less any principal payments received by such U.S. Holder. Any gain or loss will generally be long-term capital gain or loss, provided the notes were capital assets in the hands of the U.S. Holder and had been held for more than one year. In the case of individual U.S. Holders, long-term capital gain is subject to a maximum U.S. federal income tax rate of: (1) 15% for taxable years beginning on or before December 31, 2010 and (2) 20% for taxable years beginning after December 31, 2010. The deductibility of capital losses by U.S. Holders is subject to limitations.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on the notes to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, unless such payments are effectively connected with the conduct of a U.S. trade or business, and in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained in the United States by the Non-U.S. Holder, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership; and

•

either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) holds the notes on behalf of the beneficial owner and certifies to us or our agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it, or by a Financial Institution between it and the beneficial owner, and furnishers us with a copy thereof.

The requirements set forth in the bulleted clauses above are known as the “Portfolio Interest Exception.”

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such Non-U.S. Holder will be subject to 30% U.S. federal withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

•	IRS From W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding under a tax treaty (a “Treaty Exemption”), or

•

IRS Form W-8 ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Exemption to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own independent tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that statements on the form are false.

If interest on the notes is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and if required by an applicable treaty, attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and interest on the note is effectively connected with its U.S. trade or business (and if required by applicable treaty, attributable to a U.S. permanent establishment), such Holder may be subject to a branch profits tax equal to 30% (unless reduced by treaty) in respect of such interest.

Disposition

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to the United States federal income tax on gain realized on the sale, exchange or other disposition of the notes, unless (a) that Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met or (b) the gain is effectively connected with the conduct of a United States trade or business of the Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a note will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payments of Interest.”

Information Reporting and Backup Withholding

We will, where required, report to Holders and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of federal tax withheld, if any, with respect to payments. A non-corporate U.S. holder may be subject to information reporting and to backup withholding at a current rate of 28% with respect to payments of principal and interest made on offered debt, or on proceeds of the disposition of the notes before maturity, unless that U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

Under the Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any agent thereof (in its capacity as such) to a Non-U.S. Holder if such Non-U.S. Holder has provided the required certification that it is not a U.S. person on the form W-8BEN or has otherwise established an exemption (provided that neither Kellogg nor its agent has actual knowledge that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

Payments of the proceeds from the sale of the notes to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except if the broker is (1) a U.S. person, (2) a “controlled foreign corporation,” (3) a foreign person 50% of more of whose gross income for certain periods is effectively connected with a United States trade or business or (4) a foreign partnership, if at any time during its taxable year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a United States trade or business, unless the Non-U.S. Holder establishes an exception as specified in the Treasury Regulations regarding backup withholding and information reporting, as applicable. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of the Treasury Regulations on their particular situation.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below, for whom Banc of America Securities LLC and SunTrust Robinson Humphrey, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of the notes set forth opposite its name below:

Underwriters	Principal Amount of Notes
Banc of America Securities LLC.	$135,000,000
SunTrust Robinson Humphrey, Inc.	135,000,000
BNP Paribas Securities Corp.	65,000,000
Scotia Capital (USA) Inc.	35,000,000
BBVA Securities, Inc.	20,000,000
Goldman, Sachs & Co.	20,000,000
Lloyds TSB Bank plc	20,000,000
Morgan Stanley & Co. Incorporated	20,000,000
SG Americas Securities, LLC	20,000,000
Wells Fargo Securities, LLC	20,000,000
Blaylock Robert Van, LLC	5,000,000
The Williams Capital Group, L.P.	5,000,000

Total	$500,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.300% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by Kellogg
Per Note	0.450%
Total	$2,250,000

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time. The notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or quotation on an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of notes to the public in that Member State except that it may, with effect from and including such date, make an offer of notes to the public in that Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/7I/EC and includes any relevant implementing measure in that Member State.

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $700,000.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates.

Conflicts of Interest

As described in “Use of Proceeds,” all of a portion of the proceeds of this offering will be used to repurchase 2011 Notes in the tender offer. The underwriters or their affiliates may receive proceeds from this offering if they hold long positions in the 2011 Notes and tender their 2011 Notes in the tender offer. Because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with the NASD Rule 2720, as administered by the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated Baa or better by Moody’s Investors Service Inc. or BBB or better by Standard & Poor’s Ratings Services or rated in a comparable category by another rating service acceptable to FINRA.

Legal Matters

The validity of the notes offered hereby and certain other legal matters in connection with the sale of the notes will be passed upon for us by Gary H. Pilnick, our Senior Vice President, General Counsel, Corporate Development and Secretary, and by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters relating to the notes offered hereby will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois. As of October 31, 2009, Mr. Pilnick beneficially owned 64,599 shares of our common stock (of which 11,000 shares are restricted) and held options to purchase 396,971 shares of our common stock.

PROSPECTUS

KELLOGG COMPANY

Debt Securities

Kellogg Company may offer from time to time, in one or more offerings, its debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

See “Risk Factors” on page 1 of this prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the debt securities described in this prospectus.

This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.

To understand the terms of our debt securities, you should carefully read this prospectus and the applicable prospectus supplement. Together they give the specific terms of the debt securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website or at the SEC’s Public Reference Room as described under “Where You Can Find More Information.”

The terms “Kellogg,” “we,” “us” and “our” as used in this prospectus refer to Kellogg Company and its consolidated subsidiaries unless the context otherwise requires. Kellogg Company will be the issuer of the debt securities described in this prospectus. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

i

OUR COMPANY

We are the world’s leading producer of ready-to-eat cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit snacks, frozen waffles and veggie foods. Our products are manufactured in 19 countries and marketed in more than 180 countries around the world. Our products are manufactured primarily in company-owned facilities and are principally sold to the grocery trade through direct sales forces or food brokers for resale to consumers.

Our brands are well recognized around the world. We market our products under well-known registered trademarks, including Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Murray, Austin, Morningstar Farms, Famous Amos and Kashi. Our registered trademarks also include the brand names of many popular ready-to-eat cereals and convenience foods, including Special K, All-Bran, Apple Jacks, Kellogg’s Corn Flakes, Kellogg’s Frosted Flakes, Froot Loops, Rice Krispies Treats, and Fudge Shoppe, as well as animated cartoon characters, such as Tony the Tiger, Snap!Crackle!Pop!, Dig ’Em, Toucan Sam and Ernie Keebler.

Kellogg Company was incorporated in Delaware in 1922. Our principal executive offices are located at One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599 and our telephone number is (269) 961-2000. Our website address is www.kelloggcompany.com. This website address is not intended to be an active link and information on our website should not be construed to be part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. The applicable prospectus supplement for any debt securities we may offer may contain a discussion of additional risks applicable to an investment in us and the particular type of debt securities we are offering under that prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). From time to time, we may also provide oral or written forward-looking statements in other materials we release to the public. Forward-looking statements set forth our current expectations or forecasts of future events. You can identify these statements by forward-looking words such as “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “outlook,” “trends,” “future benefits,” “strategies,” “goals” and similar words. In addition, statements that we make in this prospectus and the documents we incorporate by reference that are not statements of historical fact may also be forward-looking statements.

Forward-looking statements are not guarantees of our future performance and involve risks, uncertainties and assumptions that may cause our actual results, performance or achievement to differ materially from the expectations we describe in our forward-looking statements. You should not rely on forward-looking statements. You should be aware that the factors we discuss in “Risk Factors,” elsewhere in this prospectus and in the documents we incorporate by reference, could cause our actual results to differ from future results expressed or implied by any forward-looking statements. In addition to causing our actual results to differ, these factors may cause our intentions to change from those that have been stated. Such changes in our intentions may also cause our actual results to differ. We may change our intentions at any time and without notice.

Forward-looking statements included or incorporated by reference in this prospectus are made as of the date of this prospectus or the date of such documents incorporated by reference herein, as applicable, and we undertake no obligation to update them, except as required by law, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt securities offered by this prospectus for general corporate and working capital purposes, the repayment of indebtedness, to finance acquisitions, repurchase common stock and capital expenditures. We may invest the net proceeds temporarily until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Three months ended April 4, 2009	Fiscal year ended
		January 3, 2009	December 29, 2007	December 30, 2006	December 31, 2005	January 1, 2005
Ratios of earnings to fixed charges	6.6x	5.5x	5.4x	5.2x	5.2x	5.0x

For the purposes of the ratio of earnings to fixed charges, earnings consist of earnings before income taxes, plus fixed charges and interest on uncertain tax positions under Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109” (“FIN 48”) and the amortization of capitalized interest less interest capitalized. Fixed charges consist of interest expense, which includes debt issuance costs, capitalized interest, and one-third of rental expense and excludes interest on uncertain tax positions under FIN 48, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest.

DESCRIPTION OF DEBT SECURITIES

This section describes the terms of the debt securities that Kellogg Company may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement. The debt securities may be issued from time to time in one or more series. As used in this section “we,” “us,” “our,” “Kellogg” or the “Company” refers to Kellogg Company, and not to any of our subsidiaries, unless explicitly stated.

The debt securities covered by this prospectus will be issued under an indenture between Kellogg and The Bank of New York Mellon Trust Company, N.A., as trustee (the “indenture”).

Numerical references in parentheses below are to sections in the indenture. Wherever we refer to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this description as part of the statement made, and the statement is qualified in its entirety by such reference. Because we have included only a summary of the material indenture terms below, you must read the indenture in full to understand every detail of the terms of the debt securities. The indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

The indenture provides that we may issue debt securities in separate series from time to time in an unlimited amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 2.3) The debt securities will have terms and provisions that are not inconsistent with the indenture, including our determination as to maturity, principal and interest. The debt securities will be our unsecured and unsubordinated obligations and will rank on parity with all other unsecured and unsubordinated indebtedness.

Our assets consist primarily of the common stock of our subsidiaries, and we conduct no substantial business or operations of our own. Accordingly, our right, and the right of our creditors (including the holders of the debt securities), to participate in any distribution of assets of any of our subsidiaries upon liquidation or reorganization will be subject to the prior claims of creditors of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized.

We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•

the person to whom any interest on any of the debt securities will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest payment;

•	the date or dates on which the principal of any of the debt securities will be payable;

•

the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any such interest payable;

•	the place or places where the principal of and any premium and interest on any of such debt securities will be payable;

•

the obligation, if any, we have to redeem or purchase any of the debt securities out of any sinking fund or at the option of the holder, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such debt securities will be redeemed or purchased, in whole or in part;

•	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•

if the amount of principal, premium, if any, or interest on any of the debt securities may be determined with reference to an index or by a formula, the manner in which such amounts will be determined;

•	if other than the currency of the United States, the currency, currencies or currency units in which the principal, premium, if any, or interest on any of the debt securities will be payable;

•

if the principal, premium, if any, or interest on any of the debt securities is to be payable, at our election or the election of the holder, in one or more currencies other than those in which the debt securities are stated to be payable, the currencies in which payment of the principal, premium, if any, and interest on the debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable;

•	if other than the entire principal amount thereof, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•	if the principal amount payable at the stated maturity of any of the debt securities is not determinable upon original issuance, the amount which will be deemed to be the principal amount of the debt securities for any other purpose thereunder or under the indentures, including the principal amount which will be due and payable upon any maturity, other than the stated maturity, or which will be deemed to be outstanding as of any date (or, in any such case, any manner in which such principal amount is to be determined);

•	whether any of the debt securities will be issuable in whole or in part in the form of one or more global securities;

•

any deletions from, modifications of or additions to the events of default applicable to any of the debt securities and any change in the right of an indenture trustee or the holders to declare the principal amount of any debt securities due and payable;

•	any deletions from, modifications of or additions to the covenants applicable to any debt securities; and

•

any other terms of the debt securities not inconsistent with the provisions of the indentures but which may modify or delete any provision of the indentures insofar as it applies to such series; provided that no term of the indentures may be modified or deleted if imposed under the Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the indenture trustee shall have been consented to in writing by the indenture trustee.

(Section 2.3)

Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement. Special United States tax and other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the indenture. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

Payment and Paying AgentsUnless otherwise indicated in the applicable prospectus supplement, payment of interest on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment. (Section 2.7)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agent or paying agents as we may designate for that purpose from time to time. Notwithstanding, at our option, payment of any interest may be made by check mailed to the address of the person entitled to the interest, as the address appears in the security register. (Section 2.12)

So long as debt securities remain outstanding, we will maintain an office or agency where the debt securities may be presented or payment. We will give notice to the trustee of the location of any office or agency or any change in the location of the office or agency. In the case we fail to designate an office or agency, presentations and demands may be made at the corporate trust office. (Section 3.2)

Covenants

The indenture contains, among others, the covenants described below, which, unless otherwise described in an applicable prospectus supplement, will apply to all debt securities. The indenture permits us to delete or modify the following covenants with respect to any series of debt securities we issue, and also add to the following covenants with respect to any such series. Except as described in this prospectus, there are no covenants or other provisions which would offer protection to security holders in the event of a highly leveraged transaction, rating downgrade or similar occurrence. We will describe any additional covenants applicable to debt securities we issue in the applicable prospectus supplement.

Limitations on Liens

Under the indenture, if we or any of our Restricted Subsidiaries (as defined below) incur debt that is secured by a Principal Property (as defined below) or stock or debt of a Restricted Subsidiary, we must secure the debt securities that we issue under the indenture at least equally and ratably with the secured debt.

The foregoing restriction shall not apply to:

•	mortgages on property, shares of stock or indebtedness (referred to in this prospectus as “property”) of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

•	mortgages existing at the time of an acquisition;

•	purchase money and construction mortgages which are entered into or for which commitments are received within a certain time period;

•	mortgages in our favor or in favor of a Restricted Subsidiary;

•

mortgages on property owned or leased by us or a Restricted Subsidiary in favor of a governmental entity or in favor of the holders of debt securities issued by any such entity, pursuant to any contract or statute (including mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the mortgages;

•	mortgages existing at the date of the indenture;

•	certain landlords’ liens;

•

mortgages to secure partial, progress, advance or other payments or any debt incurred for the purpose of financing all or part of the purchase price or cost of construction, development or substantial repair, alteration or improvement of the property subject to such mortgage if the commitment for such financing is obtained within one year after completion of or the placing into operation of such constructed, developed, repaired, altered or improved property;

•	mortgages arising in connection with contracts with or made at the request of governmental entities;

•	mechanics’ and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

•

mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

•	mortgages for taxes, assessments or governmental charges or levies which, if delinquent, are being contested in good faith;

•	mortgages (including judgment liens) arising from legal proceedings being contested in good faith; or

•	any extension, renewal or replacement of these categories of mortgages.

However, if the total amount of our secured debt and the present value of any remaining rent payments for certain sale and leaseback transactions involving a Principal Property would not exceed 10% of our total assets, this requirement does not apply. (Section 3.6)

Sale and Leaseback

The indenture provides that we will not enter, nor will we permit any Restricted Subsidiary to enter, into a sale and leaseback transaction of any Principal Property (except for temporary leases for a term of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries) unless: (a) we or such Restricted Subsidiary would be entitled to issue, assume or guarantee debt secured by the property involved at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the debt securities issued pursuant to the indenture (provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions of the preceding paragraph), or (b) an amount in cash equal to such Attributable Debt is applied to the non-mandatory retirement of our long-term non-subordinated debt or long-term debt of a Restricted Subsidiary. Attributable Debt is defined as the present value (discounted at an appropriate rate) of the obligation of a lessee for rental payments during the remaining term of any lease. (Section 3.7)

Merger, Consolidation or Sale of Assets

Under the indenture, if, as a result of any consolidation or merger of Kellogg or any Restricted Subsidiary with or into any other corporation, or upon any sale, conveyance or lease of substantially all the properties of Kellogg or any Restricted Subsidiary, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary becomes subject to a mortgage, pledge, security interest or other lien or encumbrance, we will effectively provide that the debt securities issued pursuant to the indenture shall be secured equally and ratably by a direct lien on such Principal Property, shares of stock or indebtedness. The lien should be prior to all liens other than any liens already existing on the Principal Property, so long as the Principal Property, shares of stock or indebtedness are subject to the mortgage, security interest, pledge, lien or encumbrance. (Section 9.2).

Defined Terms

The following are certain key definitions used in the indenture.

The term “Subsidiary” is defined to mean any corporation which is consolidated in our accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of that corporation is at the time owned or controlled solely by us or in conjunction with or by one or more Subsidiaries.

The term “Restricted Subsidiary” is defined to mean any Subsidiary:

•	substantially all of the property of which is located within the continental United States,

•	which owns a Principal Property, and

•	in which our investment exceeds 1% of our consolidated assets as shown on our latest quarterly financial statements.

However, the term “Restricted Subsidiary” does not include any Subsidiary which is principally engaged in certain types of leasing and financing activities.

The term “Principal Property” is defined to mean any manufacturing plant or facility which is located within the continental United States and is owned by us or any Restricted Subsidiary. Our board of directors (or any duly authorized committee of the board of directors) by resolution may create an exception by declaring that any such plant or facility, together with all other plants and facilities previously so declared, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety. (Section 1.1)

The term “Outstanding,” when used with respect to debt securities, means, as of the date of determination, all debt securities authenticated and delivered by the trustee under the indenture, except:

•	debt securities cancelled by the trustee or delivered to the trustee for cancellation;

•

debt securities, or portions thereof, for whose payment or redemption money in the necessary amount and in the specified currency has been deposited with the indenture trustee or any paying agent (other than Kellogg) in trust or set aside and segregated in trust by Kellogg (if Kellogg shall act as its own paying agent) for the holders of such debt securities and, if such debt securities are to be redeemed, notice of such redemption has been given according to the indenture or provisions satisfactory to the trustee have been made; and

•

debt securities which have been paid pursuant to the indenture or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the indenture, other than any debt securities in respect of which there shall have been presented to the trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are valid obligations of Kellogg.

The indenture provides that in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities have concurred in any direction, consent or waiver under the indenture, debt securities which are owned by us or any other obligor upon the debt securities or any affiliate of Kellogg or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which a responsible officer of the trustee knows to be so owned shall be so disregarded. (Section 7.4)

Events of Default

An Event of Default with respect to any series of debt securities is defined as:

•	a default for 30 days in payment of interest on any security of that series;

•	a default in payment of principal (or premium, if any) on any security of that series as and when the same becomes due either upon maturity, by declaration or otherwise;

•

a default by us in the performance of any of the other covenants or agreements in the indenture relating to the debt securities of that series which shall not have been remedied within a period of 90 days after notice by the trustee or holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization of Kellogg. (Section 5.1)

The indenture provides that the trustee shall, with certain exceptions, notify the holders of the debt securities of Events of Default known to it and affecting that series within 90 days after the occurrence of the Event of Default. (Section 5.11)

The indenture provides that if an Event of Default with respect to any series of debt securities shall have occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the relevant series then outstanding may declare the principal amount of all of the debt securities of that series to be due and payable immediately. However, upon certain conditions such declaration may be annulled and past uncured defaults may be waived by the holders of a majority in principal amount of the debt securities of that series then outstanding. (Sections 5.1 and 5.10)

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the indenture trustee shall be under no obligation to exercise any of the rights or powers in the indentures at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable security or indemnity. (Sections 6.1 and 6.2) Subject to the provisions for security or indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the outstanding debt securities of any series affected by an Event of Default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 5.9) The indenture requires the annual filing by us with the trustee of a certificate as to compliance with certain covenants contained in the indenture. (Section 4.3)

No holder of any security of any series will have any right to institute any proceeding with respect to the indentures or for any remedy thereunder, unless the holder shall have previously given the trustee written notice of an Event of Default with respect to the debt securities and also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, any right of a holder of any security to receive payment of the principal of (and premium, if any) and any interest on such security on or after the due dates expressed in such security and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such holder. (Sections 5.6 and 5.7)

Satisfaction and Discharge of Indenture

The indenture, except for certain specified surviving obligations, will be discharged and canceled with respect to the debt securities of any series upon the satisfaction of certain conditions, including the payment of all the debt securities of the applicable series or the deposit with the indenture trustee as trust funds of cash or appropriate government obligations or a combination of the two sufficient for the payment or redemption in accordance with the indentures and the terms of the applicable series of debt securities. (Section 10.1)

Modification and Waiver

The indenture contains provisions permitting us and the trustee to execute supplemental indentures adding, changing or eliminating certain specified provisions to the indenture or any supplemental indenture with respect to the debt securities of any series or modifying in any manner the rights of the holders of the debt securities of any series. However, no supplemental indenture may, among other things, (1) extend the final maturity of any debt security, or reduce the rate or extend the time of payment of any interest on the debt security, or reduce the principal amount of any debt security, premium on any debt security, or reduce any amount payable upon any redemption of any debt security, without the consent of the holder of each debt security so affected, or (2) reduce the percentage of debt securities of any series that is required to approve a supplemental indenture (which percentage under the indenture is equal to a majority in principal amount of the debt securities outstanding), without the consent of the holders of each debt security so affected. (Section 8.2)

Governing Law

The indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

Kellogg maintains customary banking relationships with The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, and its affiliates.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents, dealers or brokers;

•	to or through underwriters; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the debt securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 3, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

This prospectus is part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Incorporation of Certain Information by Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below filed by us with the SEC (File No. 1-4171) (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended January 3, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009; and

•	our Current Reports on Form 8-K filed on February 24, 2009 and April 27, 2009.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to you, upon oral or written request, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Investor Relations, Kellogg Company, P.O. Box 3599, Battle Creek, Michigan 49016-3599, (269) 961-2800.